SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 3, 2005

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 2.02.	Results of Operations and Financial Condition.

On February 3, 2005, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's sales for the fiscal quarter and fiscal year ended January 29, 2005 and selected interim and annual sales and earning guidance for the fiscal year ended January 28, 2006. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated dated February 3, 2005.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: February 3, 2005	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

Federated's January Same-Store Sales Down 0.4%; Snow, Ice Storms Depress Same-Store Sales by an Estimated 2% During the Month

     CINCINNATI - (BUSINESS WIRE) - Feb. 3, 2005 - Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today reported total sales of $809 million for the four weeks ended January 29, 2005, a decrease of 0.5 percent compared to total sales of $813 million in the same period last year. On a same-store basis, Federated's January sales were down 0.4 percent, largely attributable to heavy snowfalls and ice storms in the eastern half of the country during the month.

     For the fourth quarter of fiscal 2004, Federated's sales totaled $5.074 billion, up 0.4 percent from total sales of $5.053 billion in the final 13 weeks of 2003. On a same-store basis, the company's fourth quarter sales were up 0.8 percent.

     For the full year, Federated's sales totaled $15.630 billion, up 2.4 percent from total sales of $15.264 billion in the 52 weeks of fiscal 2003. On a same-store basis, Federated's annual sales were up 2.6 percent.

     Terry J. Lundgren, Federated's chairman, president and chief executive officer, said the company's sales performance for January was consistent with its prior guidance of same-store sales that were up 1 percent to down 1 percent, despite the effect of winter storms that kept shoppers away from the stores. The company estimated the storms had a negative 2 percent impact on January same-store sales.

Federated also said it now expects earnings to be in the upper range of its prior earnings guidance of $2.45 to $2.55 a share for the fourth quarter of fiscal 2004.

For fiscal 2005, Federated is anticipating same store and total sales increases of approximately 2 percent, with annual earnings in the range of $4.55 to $4.65 a share.

     The company said same-store sales in the first half of the year are expected to be up about 1 percent on top of last year's 5 percent increase over prior year performance. February's same-store sales are expected to be flat to down slightly. In the second half of the year, a same-store sales increase of approximately 3 percent is anticipated. Total sales are expected to approximate same-store sales for the periods.

     Federated is expecting to generate earnings of 45-50 cents a share in the first quarter of 2005, and 80-85 cents a share in the second quarter. For the second half of the fiscal year (the combined third and fourth quarters), the company said it is anticipating earnings per share of $3.20 to $3.30. Annual earnings per share are forecasted to be $4.55 to 4.65 a share.

The company is basing its sales and earnings guidance on the following assumptions:

- No store closing and consolidation costs anticipated in 2005;
- Two Macy's stores opening in 2005 in Wheaton, MD and Simi Valley, CA;

-     A 2005 gross margin rate that is expected to be relatively flat compared to 2004 levels (excluding store closing and consolidation costs in 2004), with some pressure in the first quarter reflective of strength in the same period last year;

-     Selling, general and administrative (SG&A) expenses as a percent of sales is expected to be up slightly from 2004 levels (excluding store closing and consolidation costs in 2004), impacted by an increase in pension expense and other retirement costs of approximately $30 million, and approximately $20-25 million of expense in the second half of 2005 related to the expensing of stock options;

- An estimated tax rate of 37.7 percent; and
- Capital expenditures that are budgeted at $600 million.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with fiscal 2004 sales of more than $15.6 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     NOTE: This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the SEC.

Note: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom.